N-SAR Exhibit: Sub-item 77I
Legg Mason Partners Equity Trust
Legg Mason ClearBridge Fundamental All Cap Value Fund
Legg Mason ClearBridge Small Cap Value Fund
Legg Mason Investment Counsel Financial Services Fund


Effective July 1, 2011, Class B shares of the fund will be closed to purchases by new and existing investors. Your Service Agent, however, may no longer offer Class B shares as of an earlier date. Class B shares of the fund will continue to be available for incoming exchanges and for dividend reinvestment. If you currently invest through a systematic investment plan where Class B shares are purchased, or have any other questions concerning Class B shares, please contact your Service Agent for more information.







N-SAR Exhibit: Sub-item 77I
Legg Mason Partners Income Trust
Legg Mason Western Asset New Jersey Municipals Fund
Legg Mason Western Asset New York Municipals Fund
Legg Mason Western Asset Pennsylvanie Municipals Fund


Effective July 1, 2011, Class B shares of the fund will be closed to purchases by new and existing investors. Your Service Agent, however, may no longer offer Class B shares as of an earlier date. Class B shares of the fund will continue to be available for incoming exchanges and for dividend reinvestment. If you currently invest through a systematic investment plan where Class B shares are purchased, or have any other questions concerning Class B shares, please contact your Service Agent for more information.